UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

(Address of principal executive offices, including zip code)

(425) 354-5038

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2011, AVI BioPharma, Inc. (the “Company”) announced via press release that the Company’s board of directors (the “Board”) appointed Edward M. Kaye, M.D., as Senior Vice President and Chief Medical Officer of the Company, effective June 20, 2011.

Dr. Kaye, age 62, was Group Vice President of Clinical Development at Genzyme Corporation from April 2007 to June 2011, where he supervised the clinical research in the lysosomal storage disease programs and in the genetic neurological disorders. Prior to this, Dr. Kaye held various roles at Genzyme Corporation since 2001, including Vice President of Medical Affairs for Lysosomal Storage Diseases, Vice President of Clinical Research and Interim Head of PGH Global Medical Affairs. Dr. Kaye earned his B.S. in Biology from Loyola University in 1971 and earned his M.D. in 1975 at Loyola University Stritch School of Medicine. He received his Pediatric training at Loyola University Hospital, Child Neurology training at the Boston City Hospital, Boston University, and completed his training as a Neurochemical Research Fellow (Geriatric Fellow) at the Bedford VA Hospital, Boston University in 1983. Dr. Kaye was head of the section of Neurometabolism, Pediatric Neurology at The Floating Hospital for Children (Tufts University) and research fellow in gene therapy at the Massachusetts General Hospital until 1996 when he moved to Philadelphia to become Chief of Pediatric Neurology and Director of the Barnett Mitochondrial Laboratory at St. Christopher’s Hospital for Children. In 1998, Dr. Kaye accepted the appointment as Chief of Biochemical Genetics at the Children’s Hospital of Philadelphia and Associate Professor of Neurology and Pediatrics at the University of Pennsylvania School of Medicine until moving to Genzyme Corporation at the end of 2001. Dr. Kaye continues as a Neurological Consultant at the Children’s Hospital of Boston and is on the editorial boards of a number of journals including Journal of Child Neurology and Pediatric Neurology. He also previously served on the board of Annals of Neurology. Dr. Kaye is also on the Medical/Scientific Advisory Boards of the United Leukodystrophy Foundation, Spinal Muscular Atrophy Foundation, CureCMD, CureDuchenne, and the Prize4Life.

Pursuant to the offer letter executed by Dr. Kaye on June 1, 2011 (the “Offer Letter”), he is entitled to a base annual salary of $364,000 and is eligible to receive an annual bonus of up to 35% of his annual base salary, or $127,400, upon achievement of performance objectives determined by the Board or its delegate. The maximum annual bonus Dr. Kaye will be eligible to receive is up to 150% of his annual target bonus, or $191,100. Dr. Kaye will also receive an initial sign-on bonus of $130,000 payable within 30 days of the commencement of his employment, which must be repaid if his employment with the Company terminates for any reason on or before June 20, 2012.

In accordance with the Offer Letter, Dr. Kaye will be granted an option to purchase 850,000 shares of the Company’s common stock following commencement of his employment on June 20, 2011 at an exercise price equal to the last reported sale price of the Company’s common stock on the date of grant. The option will be made as an “inducement” grant outside of the Company’s 2002 Equity Incentive Plan or proposed 2011 Equity Incentive Plan. One-fourth of the shares underlying Dr. Kaye’s option will vest on June 20, 2012 and 1/48th of the shares underlying Dr. Kaye’s option will vest on each monthly anniversary of the commencement of his employment thereafter, such that the shares underlying the option will be fully vested on June 20, 2015, in each case subject to Dr. Kaye’s employment on such anniversary dates. In addition, the vesting of some or all of the shares underlying the option will accelerate in connection with certain customary events, such as a change in control of the Company or termination of Dr. Kaye’s employment without cause. Dr. Kaye will also be eligible to participate in the Company’s employee benefit plans, policies and arrangements applicable to other executive officers generally.

The Offer Letter also specifies that if Dr. Kaye’s employment is terminated for reasons other than “cause,” death or disability, then, subject to execution of a release of claims in the form provided by the Company, he will be entitled to continued payments of his base salary for 12 months from the date of termination, accelerated vesting on 50% of his unvested equity awards and an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination. The Offer Letter defines “cause” as (i) an act of dishonesty made by Dr. Kaye in connection with his responsibilities as an employee, (ii) Dr. Kaye’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Dr. Kaye’s gross misconduct, (iv) Dr. Kaye’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with the Company; (v) Dr. Kaye’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Dr. Kaye’s continued failure to perform his employment duties after he has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that he has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

Also, the Offer Letter specifies that if, upon or within 12 months following a “change of control” (as defined in the Company’s 2002 Equity Incentive Plan) Dr. Kaye is terminated for reasons other than “cause,” death or disability or he resigns for “good reason,” then, subject to execution of a release of claims in the form provided by the Company, he will be entitled to continued payments of his base salary for 24 months from the date of termination, accelerated vesting on all of his unvested equity awards and an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination. As defined in the Offer Letter, “good reason” means the termination by Dr. Kaye upon the occurrence of any of the below described events. Dr. Kaye must provide notice to the Company of the existence of such event within ninety (90) days of the first occurrence of such event, and the Company will have thirty (30) days to remedy the condition, in which case no good reason shall exist. If the Company fails to remedy the condition within such thirty (30) day period, Dr. Kaye must terminate employment within two (2) years of the first occurrence of such event. The events which constitute a good reason termination are: (i) the assignment of a different title or change that results in a material reduction in Dr. Kaye’s duties or responsibilities; or (ii) a material reduction by the Company in Dr. Kaye’s base compensation, other than a reduction that is part of a general salary reduction affecting employees generally and provided the reduction is not greater, percentage-wise, than the reduction affecting other employees generally or failure to provide an annual increase in base compensation commensurate with other executives; provided, however, in determining whether to provide an annual increase in base compensation commensurate with an annual increase provided to other executives, the Company may take into account factors such as market levels of compensation, Dr. Kaye’s overall performance, and other factors reasonably considered by the Board or its compensation committee, so long as such determination is not made in bad faith with the intent to discriminate against Dr. Kaye.

If the severance and other benefits provided in the Offer Letter or otherwise payable to Dr. Kaye would be subject to the golden parachute excise tax, then, Dr. Kaye’s severance benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of the severance benefits being subject to such excise tax, whichever result is superior for Dr. Kaye on an after-tax basis.

The Company and Dr. Kaye expect to enter into an employment agreement that will embody the terms of and supersede the Offer Letter. Such employment agreement will have a term of two years, and will be terminable at will by either the Company or Dr. Kaye. The employment agreement will also require Dr. Kaye not to compete, either directly or indirectly, with the Company while employed by the Company and until the later of the date he terminates his employment with the Company and the date he no longer receives the severance benefits set forth above. The employment agreement will also require Dr. Kaye not to solicit the Company’s employees to leave their employment with the Company during and for two years following the term of his employment.

In connection with his appointment, Dr. Kaye will enter into a standard indemnification agreement in the form previously approved by the Board.

A copy of the press release of the Company announcing Dr. Kaye’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with Dr. Kaye’s appointment and effective June 20, 2011, Dr. Stephen Shrewsbury will cease to be the Company’s Senior Vice President of Preclinical, Clinical and Regulatory Affairs and Chief Medical Officer. Dr. Shrewsbury will continue to be employed by the Company until August 1, 2011. In connection with the termination of his employment, the Company expects to enter into a separation and release agreement with Dr. Shrewsbury (the form of which is attached as Exhibit D to Dr. Shrewsbury’s Employment Agreement, which was included as Exhibit 10.71 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2009). Pursuant to the terms of the separation and release agreement, Dr. Shrewsbury will receive an amount equal to $319,300 and all of his unvested options will immediately vest and be exercisable for a period of 180 days following August 1, 2011.

Also, on June 1, 2011, the Company entered into a Separation and Release Agreement (the “Separation Agreement”) with Mr. Paul Medeiros, the Company’s former Senior Vice President of Business Development and Chief Business Officer. Pursuant to the terms of the Separation Agreement, Mr. Medeiros is entitled to receive certain rights and benefits as more fully described in the Company’s Amendment No. 1 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 2, 2011. The Separation Agreement also contained a customary mutual waiver and release of claims and certain customary confidentiality, non-solicit, non-competition and non-disparagement provisions.

The foregoing description of the Separation Agreement is only a summary of its material terms and does not purport to be complete. A copy of the Separation Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

Also, upon the expiration of his current employment agreement on July 24, 2011, Mr. J. David Boyle II, the Company’s Senior Vice President and Chief Financial Officer, will cease to be an employee.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release dated June 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVI BioPharma, Inc.

By:	/s/ Christopher Garabedian
Christopher Garabedian
President and Chief Executive Officer

Date: June 6, 2011

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated June 6, 2011.